Exhibit 5.1

McGuireWoods LLP 600 Travis Street Suite 7500 Houston, TX 77002-2906 Phone: 713.571.9191 Fax: 713.571.9652 www.mcguirewoods.com

August 10, 2011

Board of Directors
Newfield Exploration Company
363 North Sam Houston Parkway East
Suite 100
Houston, Texas 77060

Newfield Exploration Company
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Newfield Exploration Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 being filed on or about the date of this opinion letter with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain Debt Securities, Common Stock and Preferred Stock (collectively, the “Securities”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

The Debt Securities will be issued pursuant to either (a) that certain senior indenture dated as of February 28, 2001 (the “Base Senior Indenture”), between the Company and U.S. Bank National Association (as successor to Wachovia Bank, National Association (formerly First Union National Bank)), as trustee, as supplemented by a supplemental indenture (the “Senior Supplemental Indenture”) to be entered into between the Company and such trustee or (b) that certain subordinate indenture dated as of December 10, 2001 (the “Subordinate Base Indenture,” and together with the Senior Base Indenture, collectively, the “Base Indentures”), between the Company and U.S. Bank National Association (as successor to Wachovia Bank, National Association (formerly First Union National Bank)), as trustee, as supplemented by a supplemental indenture (the “Subordinate Supplemental Indenture,” together with the Senior Supplemental Indenture, collectively, the “Supplemental Indentures”; and each Base Indenture, as supplemented by the applicable Supplemental Indenture, an “Indenture,” and collectively, the “Indentures”), to be entered into between the Company and such trustee.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)    the Registration Statement;

(b)    the prospectus contained in the Registration Statement (the “Prospectus”); and

(c)           the Base Indentures.

In addition we have examined the following:

(i) a certificate from the secretary of the Company certifying as to (A) true and correct copies of the certificate of incorporation and bylaws of the Company (the “Organizational Documents”) and (B) the resolutions of the Board of Directors of the Company authorizing the filing of the Registration Statement;

(ii) a certificate dated August 3, 2011 issued by the Secretary of State of the State of Delaware, attesting to the corporate status of the Company in the State of Delaware (the “Status Certificate”); and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, the State of New York and the relevant laws of the United States.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters.  To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Signatures.  The signatures of individuals who will sign the Supplemental Indentures are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c) Authentic and Conforming Documents.  All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Organizational Status, Power and Authority and Legal Capacity of Certain Parties.  All parties to the Indentures are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Indentures and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company.  All individuals who will sign each Supplemental Indenture will have the legal capacity to execute such Supplemental Indenture.

(e) Authorization, Execution and Delivery of Indentures by Certain Parties.  The Indentures and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f) Indentures Binding on Certain Parties.  The Indentures and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Company.

(g) Governing Law of Supplemental Indentures. Each Supplemental Indenture will be governed by the laws of the State of New York, and will be consistent with the form required by the applicable Base Indenture.

(h) Noncontravention.  Neither the execution and delivery of the Supplemental Indentures by any party thereto nor the performance by such party of its obligations thereunder and under the Indentures will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Company as to its Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to the Company as to any Applicable Law, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.

(i) Governmental Approvals.  All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the execution and delivery of the Supplemental Indentures by the parties thereto and to the issuance of Debt Securities under the Indentures have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing with any governmental authority of the State of New York or the United States that is applicable to the Company.

(j) No Mutual Mistake, Amendments, etc.  There has not been, and will not be, any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Securities as contemplated by the Registration Statement and Prospectus.  There are no, and will not be any, oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Securities.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status.  Based solely upon its Status Certificate, the Company is a validly existing corporation under the laws of the State of Delaware, and is in good standing under such laws.

2. Power and Authority.  The Company has the corporate power and authority to issue Common Stock and Preferred Stock and when the Supplemental Indentures have been duly authorized consistent with the Organizational Documents, to execute, deliver and perform the terms and provisions of the Supplemental Indentures, the Indentures and the Debt Securities.

3. Debt Securities.  Each Base Indenture constitutes, and, when duly authorized, executed and delivered in connection with the issuance of Debt Securities to be registered under the Registration Statement, each of the Supplemental Indentures, the Indentures and the Debt Securities will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4. Common Stock.  When (i) specifically authorized for issuance by proper action of the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolutions”), (ii)  the Common Stock has been issued and sold as contemplated by the Registration Statement, the Prospectus and the applicable supplements to such Prospectus, (iii) the Company has received the consideration provided for in the applicable prospectus supplement to the Prospectus and any applicable definitive purchase, underwriting or similar agreement and (iv) such consideration per share is not less than the par value per share of Common Stock, the Common Stock will be validly issued, fully paid and non-assessable.

5. Preferred Stock.  When (i) the Authorizing Resolutions have specifically authorized the issuance and terms of the shares of the series and related matters (including establishment and designation of the series and the fixing and determination of the preferences, limitations and relative rights thereof and the filing of the Articles of Amendment with respect to the series with the Secretary of State of the State of Delaware) and such Articles of Amendment have been duly filed, (ii) the terms of the issuance and sale of the series of Preferred Stock have been duly established in conformity with the Company’s Organizational Documents and the Authorizing Resolutions, (iii) the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, the Prospectus and the applicable supplements to such Prospectus, (iv) the Company has received the consideration provided for in the applicable prospectus supplement to the Prospectus and any applicable definitive purchase, underwriting or similar agreement and (v) such consideration per share is not less than the par value per share of Preferred Stock, the Preferred Stock of such series will be validly issued, fully paid and non-assessable.

Matters Excluded from Our Opinions

We express no opinion with respect to the enforceability of any agreement of the Company in an Indenture relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Company, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law.  Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy.  Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles.  Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.  In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in a Subject Document.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter.  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Commission promulgated thereunder.

                Very truly yours,

                /s/ McGuireWoods LLP